UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. REPORTS FIRST QUARTER

2017 RESULTS

DALLAS, TEXAS, May 9, 2017…EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) today announced operating and financial results for first quarter 2017.

2017 First Quarter Highlights

•	Drilled 4 gross (3.5 net) operated horizontal wells targeting the Haynesville and Bossier shales in North Louisiana in first quarter 2017.

•	Produced 241 Mmcfe per day, or 22 Bcfe, for first quarter 2017, within guidance.

•	GAAP net income was $8 million, or $0.03 per diluted share, and Adjusted net loss, a non-GAAP measure, was $5 million, or $0.02 per diluted share, for first quarter 2017.

•	Adjusted EBITDA, a non-GAAP measure, was $18 million for first quarter 2017.

•	Lease operating expenses and general and administrative expenses were below the low-end of guidance.

•	Improved liquidity by $120 million compared to prior quarter primarily through capital structure transactions including the issuance of new indebtedness and exchange of existing indebtedness. These transactions provide additional financial flexibility through the Company’s option to pay interest in cash, indebtedness or common shares (subject to shareholder approval).

•	Executed agreement to divest the Company’s properties in South Texas for $300 million, subject to customary purchase price adjustments, that is expected to close in June 2017. The proceeds from the divestiture will primarily be deployed to high rate of return opportunities in the Haynesville and Bossier shales.

•	Announced 2017 capital budget of $158 million focused on the development of Haynesville and Bossier shale assets in North Louisiana.

Key Developments

Strategic plan update

EXCO’s strategic plan continues to focus on three core objectives: 1) restructuring the balance sheet to enhance its capital structure and extend structural liquidity, 2) transforming EXCO into the lowest cost producer, and 3) optimizing and repositioning the portfolio. The three core objectives and the Company’s recent progress are detailed below:

1.	Restructuring the balance sheet to enhance its capital structure and extend structural liquidity - The Company remains committed to improving its financial flexibility and enhancing long-term value for shareholders through the continued execution of its comprehensive consensual restructuring program (the “Restructuring Program”). The focus is to establish a sustainable capital structure that provides the Company with the liquidity necessary to execute its business plan.

The Company executed a series of transactions during March 2017 that significantly improved its capital structure, including the issuance of $300 million in aggregate principal amount of senior secured 1.5 lien notes due March 20, 2022 (“1.5 Lien Notes”), exchanges of $683 million in aggregate principal amount of senior secured second lien term loans due October 26, 2020 (“Second Lien Term Loans”) for a like amount of senior secured 1.75 lien term loans due October 26, 2020 (“1.75 Lien Term Loans”), the issuance of warrants, and an amendment to its credit agreement (“Credit Agreement”). Liquidity, which represents cash plus the unused borrowing base under the Credit Agreement, improved from $66 million as of year-end 2016 to $186 million as of March 31, 2017.

The 1.5 Lien Notes and 1.75 Lien Term Loans provide the option, at the Company’s discretion prior to December 31, 2018 and subject to certain limitations, to pay interest in cash, additional indebtedness, or common shares (subject to shareholder approval). The option to pay interest in common shares on the 1.5 Lien Notes and 1.75 Lien Term Loans has the potential to reduce annual cash interest payments by approximately $109 million, subject to certain restrictions. The Company is required to obtain certain shareholder approvals to permit the exercisability of the warrants and issuance of common shares in connection with the payment of interest on the 1.5 Lien Notes and 1.75 Lien Term Loans. In addition, the Company will seek approval to execute a reverse stock split to increase the per share market price of its common shares in order to maintain its listing on the New York Stock Exchange (“NYSE”) and effectively increase the total number of common shares it is authorized to issue in order to provide adequate number of common shares to effect the transactions contemplated by the 1.5 Lien Notes and 1.75 Lien Term Loans. EXCO is seeking the required shareholder approvals as part of its annual meeting of shareholders on May 31, 2017.

The Company plans to pursue additional transactions to improve its Liquidity and capital structure including the issuance of indebtedness, issuance of equity in exchange for indebtedness and repurchase of indebtedness.

2.	Transforming EXCO into the lowest cost producer - EXCO continues to exercise fiscal discipline to transform itself into the lowest cost producer. Lease operating expenses decreased by 11% for first quarter 2017 compared to the same period in 2016 primarily due to its cost reduction initiatives that more than offset increased workover activity. GAAP general and administrative expenses decreased by 59% in first quarter 2017 compared to first quarter 2016. The decrease primarily related to changes in the fair value of equity-based compensation and lower personnel costs. Adjusted general and administrative expenses, a non-GAAP measure, decreased 30% for first quarter 2017 compared to the same period in 2016. The Company’s cost reduction efforts have resulted in a decrease in total employee headcount of approximately 41% since first quarter 2016.

3.	Optimizing and repositioning the portfolio - The Company continues to execute its disciplined capital allocation program to ensure the highest and best uses of capital. On April 7, 2017, the Company entered into a definitive agreement to divest its oil and natural gas properties in South Texas as part of its portfolio optimization initiative. The purchase price of $300 million is subject to customary closing conditions and adjustments based on an effective date of January 1, 2017. The Company expects the transaction to close in June 2017; however, no assurance can be given as to outcome or timing of such transaction.

The Company resumed drilling activity in early 2017 and is currently running four rigs in North Louisiana. EXCO’s 2017 capital budget focuses on the development of its highest rate of return projects in the Haynesville shale in North Louisiana and unlocking additional value from the Bossier shale in North Louisiana.

2017 Capital Budget

EXCO’s 2017 capital budget of $158 million was designed to ensure the highest and best use of capital targeting the development of the Haynesville shale and appraisal of the Bossier shale in North Louisiana. The 2017 capital budget includes $122 million allocated to the drilling of 38 gross (15.9 net) operated wells and the completion of 27 gross (11.6 net) operated wells in North Louisiana. The 2017 capital budget could be impacted by acquisitions, if any, and the elections of partners in the Company’s operated wells.

The capital budget is currently allocated among the different budget categories as follows:

Table 1: Capital budget by type

2017; $MM

Type	Unit	Capital Budget
Drilling and completion (1)	$MM	137
Field operations	$MM	4
Land	$MM	7
Corporate and other (2)	$MM	10
Total	$MM	158

(1)	Includes $122 million of operated and $15 million of non-operated drilling and completion costs
(2)	Includes $5 million of capitalized interest and $4 million of capitalized general and administrative expenses

Details of the plans follow:

Table 2: Development activity and capital spending by area

2017; mixed measures

Area	Gross Wells Spud (1) #	Net Wells Spud(1) #	Gross Wells Completed(1) #	Net Wells Completed(1) #	Operated Drilling & Completion Capital(1) $MM	Other Capital(2) $MM	Total Capital $MM
North Louisiana	38	15.9	26	11.1	122	11	133
East Texas	—	—	—	—	—	7	7
South Texas	—	—	—	—	—	—	—
Appalachia	—	—	1	0.5	—	8	8
Corporate and other (3)	—	—	—	—	—	10	10
Total	38	15.9	27	11.6	122	36	158

(1)	Operated
(2)	Includes drilling and completion costs on wells operated by others
(3)	Includes $5 million of capitalized interest and $4 million of capitalized general and administrative expenses

North Louisiana

EXCO expects to operate four rigs in North Louisiana during 2017 to drill 38 gross (15.9 net) operated wells featuring a modified well design that builds on the success of the results from the Company’s 2016 development program. The program will include extended laterals up to 10,000 feet in length and larger completions with an average of 3,500 lbs of proppant per lateral foot. The Company will evaluate the results and may test higher levels of proppant if evidence of potential for further upside exists. The first wells drilled as part of the 2017 development program are expected to turn-to-sales in second quarter 2017. The cost per well for the wells drilled during 2017 is expected to be between $6.9 million to $11.9 million in the Haynesville shale based on the lateral length and $11.4 million in the Bossier shale.

East Texas

EXCO’s development activities in the East Texas region during 2017 will primarily include participation in wells operated by others. This includes the development of wells by a third-party that will delineate EXCO’s position in the southern portion of the region and extend its continuous drilling obligation on certain acreage.

South Texas

On April 7, 2017, the Company entered into a definitive agreement to divest its oil and natural gas properties in South Texas. The Company expects the transaction to close in June 2017; however, no assurance can be given as to outcome or timing of such transaction. The Company does not plan to allocate any development capital to South Texas during 2017.

Appalachia

EXCO expects to turn-to-sales 1 gross (0.5 net) operated well in the Marcellus shale during late 2017. Regional natural gas price differentials in Appalachia have recently narrowed and there is potential for additional demand catalysts. The Company will monitor these conditions to determine the extent of future development of its properties in the Marcellus shale. EXCO continues to perform its technical assessment of the dry gas window of the Utica shale and its plans for 2017 may include participation in wells with another operator to further evaluate the potential of the formation.

Operational Results

Table 3: Summary of operating activities and operational results

Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q1	Q2
		3/31/17	12/31/16		3/31/16		3/31/17	3/31/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Rig counts (1)	#	1	—	100	2	(50)	1	2	(50)	N/A	4
Net wells drilled (1)
North Louisiana	#	3.5	—	100	4.3	(19)	3.5	4.3	(19)	N/A	N/A
East Texas	#	—	—	—	—	—	—	—	—	N/A	N/A
South Texas	#	—	—	—	—	—	—	—	—	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells drilled	#	3.5	—	100	4.3	(19)	3.5	4.3	(19)	3.9	3.9
Net wells turned-to-sales (1)
North Louisiana	#	—	—	—	—	—	—	—	—	N/A	N/A
East Texas	#	—	—	—	3.6	(100)	—	3.6	(100)	N/A	N/A
South Texas	#	—	—	—	—	—	—	—	—	N/A	N/A
Appalachia and other	#	—	0.4	(100)	—	—	—	—	—	N/A	N/A
Total net wells turned-to-sales	#	—	0.4	(100)	3.6	(100)	—	3.6	(100)	—	3.5
Daily production
North Louisiana	Mmcfe/d	134	149	(10)	151	(11)	134	151	(11)	N/A	N/A
East Texas	Mmcfe/d	53	60	(12)	63	(16)	53	63	(16)	N/A	N/A
South Texas	Mmcfe/d	24	27	(11)	39	(38)	24	39	(38)	N/A	N/A
Appalachia and other	Mmcfe/d	30	27	11	42	(29)	30	42	(29)	N/A	N/A
Total daily production	Mmcfe/d	241	263	(8)	295	(18)	241	295	(18)	235-245	215-225
Production
Oil	Mbbls	331	381	(13)	550	(40)	331	550	(40)	300-320	200-220
Natural gas	Bcf	19.7	21.9	(10)	23.5	(16)	19.7	23.5	(16)	19.4-20.1	18.4-19.2
Total production	Bcfe	21.7	24.2	(10)	26.8	(19)	21.7	26.8	(19)	21.2-22.1	19.6-20.5
Capital expenditures	$MM	18	8	125	37	(51)	18	37	(51)	N/A	N/A

(1)	Includes average rigs during the period and wells operated by EXCO, and excludes rigs and wells operated by others.

North Louisiana

Highlights:

•	Produced 134 Mmcfe per day, a decrease of 15 Mmcfe per day, or 10%, from fourth quarter 2016 and a decrease of 17 Mmcfe per day, or 11%, from first quarter 2016.

•	Drilled 3 gross (2.6 net) operated Haynesville shale wells and 1 gross (0.9 net) operated Bossier shale well during first quarter 2017.

EXCO’s decrease in production compared to fourth quarter 2016 was primarily due to natural production declines. The three Haynesville shale wells drilled during the first quarter 2017 included standard average lateral lengths of 4,500 feet and will be completed with up to 3,500 pounds of proppant per lateral foot. This represents a 30% increase in proppant levels compared to wells completed by the Company in the region during 2016.

The Company will evaluate the results of the Bossier shale well drilled in first quarter 2017 to assess the potential for future development of Bossier shale locations in North Louisiana. Compared to EXCO’s most recent Bossier shale well completed in the region during 2015, the well drilled during first quarter 2017 features enhanced completion methods including a 64% increase in lateral length, a 49% increase in proppant per lateral foot, and tighter spacing between fracturing intervals. In addition, EXCO participated in a Bossier shale well with another operator adjacent to the Company’s acreage that was turned-to-sales during first quarter 2017 using similar completion methods. The Company’s extensive infrastructure could allow for efficient development of its inventory of 168 gross (78 net) operated undeveloped locations in the Bossier shale based on average lateral lengths of 7,500 feet.

East Texas

Highlights:

•	Produced 53 Mmcfe per day, a decrease of 7 Mmcfe per day, or 12%, from fourth quarter 2016 and a decrease of 10 Mmcfe per day, or 16%, from first quarter 2016.

EXCO’s decrease in production compared to fourth quarter 2016 was primarily due to natural production declines as the Company has not turned an operated well to sales in the region since March 2016. The Company participated in a Haynesville shale well with another operator in the southern portion of the region that was turned-to-sales in early 2017. This well is exhibiting similar strong performance results comparable to EXCO’s most recent operated wells drilled in the area. The recent operated wells drilled in the southern portion of the region have the highest EUR’s for the Haynesville shale across the Company’s portfolio.

South Texas

Highlights:

•	Produced 4.0 Mboe per day, a decrease of 0.5 Mboe per day, or 11%, from fourth quarter 2016 and a decrease of 2.5 Mboe per day, or 38%, from first quarter 2016.

EXCO’s decrease in production compared to fourth quarter 2016 was primarily due to natural production declines and higher downtime associated with repairs of a third-party central production and storage facility.

Appalachia

Highlights:

•	Produced 30 Mmcfe per day, an increase of 3 Mmcfe per day, or 11%, from fourth quarter 2016, and a decrease of 12 Mmcfe per day, or 29%, from first quarter 2016 primarily due to the sale of the Company’s conventional assets during 2016.

EXCO’s increase in production compared to fourth quarter 2016 was primarily due to lower shut-in volumes. During fourth quarter 2016, the Company shut-in approximately 0.6 Bcfe due to low natural gas prices that was subsequently turned on-line as prices improved during the period. The regional natural gas price differentials in Appalachia improved in late 2016 and into 2017 from an average of NYMEX less $0.90 per Mcf during 2016 to NYMEX less $0.44 per Mcf during March 2017.

Financial Results

Table 4: Summary of operational earnings

Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q1	Q2
		3/31/17	12/31/16		3/31/16		3/31/17	3/31/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Operating revenues
Oil revenues	$MM	16	18	(11)	16	—	16	16	—	N/A	N/A
Natural gas revenues	$MM	53	54	(2)	36	47	53	36	47	N/A	N/A
Total oil and natural gas revenues	$MM	69	72	(4)	52	33	69	52	33	N/A	N/A
Realized oil prices	$/Bbl	48.92	46.27	6	28.15	74	48.92	28.15	74	N/A	N/A
Oil price differentials	$/Bbl	(2.91)	(2.86)	2	(5.23)	(44)	(2.91)	(5.23)	(44)	(3.00-4.00)	(3.00-4.00)
Realized gas prices	$/Mcf	2.70	2.48	9	1.54	75	2.70	1.54	75	N/A	N/A
Gas price differentials	$/Mcf	(0.63)	(0.50)	26	(0.55)	15	(0.63)	(0.55)	15	(0.50-0.60)	(0.50-0.60)
Derivative financial instruments
Cash settlements (payments)	$MM	(4)	1	(500)	17	(124)	(4)	17	(124)	N/A	N/A
Cash settlements (payments)	$/Mcfe	(0.21)	0.04	(625)	0.63	(133)	(0.21)	0.63	(133)	N/A	N/A
Costs and expenses
Oil and natural gas operating costs	$MM	8	9	(11)	9	(11)	8	9	(11)	N/A	N/A
Production and ad valorem taxes	$MM	3	2	50	5	(40)	3	5	(40)	N/A	N/A
Gathering and transportation	$MM	27	27	—	25	8	27	25	8	N/A	N/A
Oil and natural gas operating costs	$/Mcfe	0.39	0.36	8	0.35	11	0.39	0.35	11	0.40-0.45	0.35-0.40
Production and ad valorem taxes	$/Mcfe	0.16	0.09	78	0.17	(6)	0.16	0.17	(6)	0.15-0.20	0.15-0.20
Gathering and transportation	$/Mcfe	1.26	1.10	15	0.94	34	1.26	0.94	34	1.20-1.25	1.25-1.30
General and administrative (1)	$MM	7	10	(30)	7	—	7	7	—	9-10	6-7
Operational earnings
Adjusted EBITDA (2)	$MM	18	26	(31)	21	(14)	18	21	(14)	N/A	N/A
GAAP net income (loss) (3)	$MM	8	(35)	(123)	(130)	(106)	8	(130)	(106)	N/A	N/A
Adjusted net loss (2)	$MM	(5)	(2)	150	(19)	(74)	(5)	(19)	(74)	N/A	N/A
GAAP diluted shares outstanding	MM	281	280	—	278	1	281	278	1	N/A	N/A
Adjusted diluted shares outstanding	MM	281	280	—	278	1	281	278	1	N/A	N/A
GAAP diluted EPS	$/Share	0.03	(0.12)	(125)	(0.47)	(106)	0.03	(0.47)	(106)	N/A	N/A
Adjusted diluted EPS	$/Share	(0.02)	—	(100)	(0.07)	(71)	(0.02)	(0.07)	(71)	N/A	N/A

(1)	Excludes equity-based compensation income of $2.4 million, and expense of $0.2 million and $3.8 million for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
(2)	Adjusted EBITDA and Adjusted net loss are non-GAAP measures. See Financial Data section for definitions and reconciliations.
(3)	GAAP net income (loss) included an impairment of oil and natural gas properties of $135 million for the three months ended March 31, 2016.

EXCO’s GAAP net income increased from a net loss of $35 million in fourth quarter 2016 to net income of $8 million in first quarter 2017 primarily due to the change in unrealized gains and losses on commodity derivative financial instruments.

EXCO’s decrease in Adjusted EBITDA compared to fourth quarter 2016 was primarily due to lower oil and natural gas production.

Cash Flow Results

Table 5: Summary of key cash flow items

Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q1	Q2
		3/31/17	12/31/16		3/31/16		3/31/17	3/31/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash flow provided by (used in)
Operating activities	$MM	5	3	67	28	(82)	5	28	(82)	N/A	N/A
Investing activities	$MM	(20)	1	NM	(37)	(46)	(20)	(37)	(46)	N/A	N/A
Financing activities	$MM	38	1	NM	43	(12)	38	43	(12)	N/A	N/A
Net increase in cash	$MM	23	6	283	34	(32)	23	34	(32)	N/A	N/A

Other key cash flow items
Adjusted operating cash flow (1)	$MM	3	12	(75)	5	(40)	3	5	(40)	N/A	N/A
Free cash flow (1)	$MM	(7)	(6)	17	(5)	40	(7)	(5)	40	N/A	N/A

(1)	Adjusted operating cash flow and Free cash flow are non-GAAP measures. See Financial Data section for definitions and reconciliations.

Liquidity Results

Table 6: Financial flexibility measures

Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q1	Q2
		3/31/17	12/31/16		3/31/16		3/31/17	3/31/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash (1)	$MM	48	20	140	74	(35)	48	74	(35)	N/A	N/A
Gross debt (2)	$MM	1,202	1,130	6	1,159	4	1,202	1,159	4	N/A	N/A
Net debt (3)	$MM	1,154	1,110	4	1,086	6	1,154	1,086	6	N/A	N/A
Adjusted EBITDA (4)	$MM	18	26	(31)	21	(14)	18	21	(14)	N/A	N/A
Cash interest expenses (5)	$MM	15	16	(6)	17	(12)	15	17	(12)	N/A	12-16
Adjusted EBITDA/Interest (6)	x	1.20	1.63	(26)	1.24	(3)	1.20	1.24	(3)	N/A	N/A
Sr. Secured debt/LTM Adj. EBITDA (6)	x	—	2.39	(100)	0.67	(100)	—	0.67	(100)	N/A	N/A
Net debt/LTM Adjusted EBITDA	x	12.41	11.56	7	5.48	126	12.41	5.48	126	N/A	N/A

(1)	Includes restricted cash of $16 million, $11 million and $28 million as of March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
(2)	Represents total principal balance outstanding. See Table 7 below for reconciliation to carrying value.
(3)	Net debt represents principal amount of outstanding debt less cash and cash equivalents and restricted cash.
(4)	Adjusted EBITDA is a non-GAAP measure. See Financial Data section for definition and reconciliation.
(5)	Cash interest expenses exclude interest paid or accrued in-kind, the amortization of debt issuance costs, discount on notes and capitalized interest. In addition, cash payments under the second lien term loan (“Exchange Term Loan”) and a portion of the 1.75 Lien Term Loans are not considered interest expense per FASB ASC 470-60, Troubled Debt Restructuring by Debtors (“ASC 470-60”) and are excluded from the cash interest expenses amounts shown. See Table 7 below for additional information on the accounting treatment of the Exchange Term Loan and a portion of the 1.75 Lien Term Loans.
(6)	These ratios differ in certain respects from the calculations of comparable measures in the Credit Agreement. As of March 31, 2017, the Company was exempt from maintaining a ratio of consolidated EBITDAX to consolidated interest expense (as defined in the agreement); however, the Company is required to maintain a ratio of consolidated EBITDAX to consolidated interest expense of 1.75 to 1.0 for the fiscal quarter ending September 31, 2017 and 2.0 to 1.0 for fiscal quarters thereafter. In addition, the Company’s ratio of aggregate revolving credit exposure to consolidated EBITDAX (as defined in the agreement) was 0.1 to 1.0 as of March 31, 2017.

Table 7: Reconciliation of carrying value to principal

1Q 17; $MM

		3/31/17 (Actual)
Factors	Unit	Carrying value	Deferred reduction in carrying value (1)	Unamortized discount/deferred financing costs	Principal balance
EXCO Resources Credit Agreement	$MM	—	—	—	—
1.5 Lien Notes	$MM	147	—	153	300
1.75 Lien Term Loans	$MM	834	(173)	21	683
Exchange Term Loan	$MM	25	(7)	—	17
2018 Notes	$MM	131	—	—	132
2022 Notes	$MM	70	—	—	70
Deferred financing costs, net	$MM	(15)	—	15	—
Total debt	$MM	1,193	(180)	189	1,202

(1)	The Exchange Term Loan and a portion of the 1.75 Lien Term Loans are accounted for in accordance with ASC 470-60. As a result, the carrying amounts of the Exchange Term Loan and a portion of the 1.75 Lien Term Loans are equal to the total undiscounted future cash payments, including interest and principal. All cash payments under the terms of these loans, whether designated as interest or as principal amount, reduce the carrying amount of each loan and no interest expense is recognized. The undiscounted future cash interest payments on the Exchange Term Loan and the 1.75 Lien Term Loans expected to be due in the next twelve months are classified as “Current maturities of long-term debt” on the balance sheet.

Table 8: Liquidity schedule

Historical vs. guidance; $MM

		Quarter-to-Date					Year-to-Date			Q1 2017	Q2 2017
		3/31/17	12/31/16		3/31/16		3/31/17	3/31/16
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Borrowing capacity on revolver	$MM	150	285	(47)	325	(54)	150	325	(54)	N/A	N/A
Amount drawn on revolver	$MM	—	229	(100)	133	(100)	—	133	(100)	N/A	N/A
Letters of credit	$MM	12	10	20	10	20	12	10	20	N/A	N/A
Available for borrowing	$MM	138	46	200	182	(24)	138	182	(24)	N/A	N/A
Cash (1)	$MM	48	20	140	74	(35)	48	74	(35)	N/A	N/A
Liquidity (2)	$MM	186	66	182	256	(27)	186	256	(27)	N/A	N/A

(1)	Includes restricted cash of $16 million, $11 million and $28 million as of March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
(2)	Liquidity is calculated as the available borrowing capacity under the Credit Agreement plus cash and cash equivalents and restricted cash. The borrowing base under the Credit Agreement was $150 million as of March 31, 2017.

EXCO’s Liquidity was $186 million as of March 31, 2017. The planned divestiture of the Company’s properties in South Texas will significantly improve its Liquidity and financial flexibility. Upon the closing of this divestiture, the borrowing base under the Credit Agreement will be $100 million until the next redetermination in November 2017.

The 1.5 Lien Notes and 1.75 Lien Term Loans provide the option at the Company’s discretion prior to December 31, 2018 and subject to certain limitations, to pay interest in cash, common shares, or additional indebtedness. The Company is required to obtain shareholder approval to permit the exercisability of the warrants and issuance of common shares in connection with the payment of interest on the 1.5 Lien Notes and 1.75 Lien Term Loans. In addition, the Company will seek approval to execute a reverse stock split to increase the per share market price of its common shares in order to maintain its listing on the NYSE and effectively increase the total number of common shares it is authorized to issue in order to provide adequate number of common shares to effect the transactions contemplated by the 1.5 Lien Notes and 1.75 Lien Term Loans.

If the Company is not able to obtain shareholder approval to pay interest in common shares, it does not believe it will be able to comply with all of the covenants under the Credit Agreement or have sufficient Liquidity to conduct its business operations based on existing conditions and estimates during the next twelve months. In particular, the amended ratio of consolidated EBITDAX to consolidated interest expense excludes payments in common shares or additional indebtedness on the 1.5 Lien Notes and 1.75 Lien Term Loans. Therefore, the receipt of shareholder approval to pay interest through the issuance of common shares is essential to the Company’s ability to maintain compliance with this covenant.

The Company’s plan would be to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans in common shares during the next twelve months if the requisite shareholder approvals are obtained. If this occurs, the Company would expect to have sufficient Liquidity and maintain compliance with its debt covenants during the next twelve months. If the Company divests its properties in South Texas, the proceeds would primarily be utilized to fund drilling and completion activities, or acquisitions, if any. Therefore, this would reduce the need to incur indebtedness under the Credit Agreement and mitigate the impact if the Company is not able to comply with debt covenants in the Credit Agreement. See further information on the risks related to EXCO’s indebtedness and its ability to continue as a going concern in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Risk Management Results

Table 9: Hedging position

1Q 17; mixed measures

		Nine Months Ended		Twelve Months Ended
		12/31/17		12/31/18
Factors	Unit	Volume	Strike Price	Volume	Strike Price
Natural gas
Fixed price swaps - Henry Hub	Bbtu/$/Mmbtu	27,500	3.05	3,650	3.15
Collars - Henry Hub	Bbtu	8,250		—
Sold call options	$/Mmbtu		3.28		—
Purchased put options	$/Mmbtu		2.87		—

Oil
Fixed price swaps - WTI	Mbbl/$/Bbl	137	50.00	—	—

The Company’s derivative financial instruments covered approximately 63% of production volumes during first quarter 2017.

Financial Data

The following financial statements are attached.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	3/31/2017
2	Condensed Consolidated Statements Of Operations	EXCO Resources, Inc.	3/31/2017
3	Condensed Consolidated Statements Of Cash Flows	EXCO Resources, Inc.	3/31/2017
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations	EXCO Resources, Inc.	3/31/2017
5	GAAP Net Income (Loss) and Adjusted Net Loss Reconciliation	EXCO Resources, Inc.	3/31/2017
6	Other Non-GAAP Financial Measures	EXCO Resources, Inc.	3/31/2017

EXCO will host a conference call on May 10, 2017 at 9:00 a.m. (Central time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID#64387745. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website prior to the conference call. A digital recording will be available starting two hours after the completion of the conference call until May 31, 2017. Please call (800) 585-8367 and enter conference ID#64387745 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This press release contains statements that are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding estimates, expectations and production forecasts, estimates of costs and expenses, and EXCO’s drilling program. It is important to communicate expectations of future performance to investors. However, events may occur in the future that EXCO is unable to accurately predict, or over which EXCO has no control. Users of the financial statements are cautioned not to place undue reliance on a forward-looking statement. Any number of factors could cause actual results to differ materially from those in EXCO’s forward-looking statements, including, but not limited to, the volatility of oil and natural gas prices, future capital requirements and the availability of capital and financing, uncertainties about reserve estimates, the outcome of future drilling activity, environmental risks, regulatory changes, closing of the divestiture of properties in South Texas and anticipated use of proceeds, and shareholder approvals of certain proposals. Declines in oil or natural gas prices may have a material adverse effect on EXCO’s financial condition, liquidity, results of operations, ability to fund operations and the amount of oil or natural gas that can be produced economically. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. EXCO undertakes no obligation to publicly update or revise any forward-looking statements. When considering EXCO’s forward-looking statements, investors are urged to read the cautionary statements and the risk factors included in EXCO’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017 and its other periodic filings with the SEC.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	3/31/2017

(in thousands)	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,029	$9,068
Restricted cash	15,595	11,150
Accounts receivable, net:
Oil and natural gas	32,323	52,674
Joint interest	20,435	25,905
Other	4,300	3,813
Derivative financial instruments - commodity derivatives	1,012	—
Inventory and other	7,131	8,007

Total current assets	112,825	110,617

Equity investments	24,682	24,365
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	101,944	97,080
Proved developed and undeveloped oil and natural gas properties	2,953,279	2,939,923
Accumulated depletion	(2,713,447)	(2,702,245)

Oil and natural gas properties, net	341,776	334,758

Other property and equipment, net	23,405	23,661
Deferred financing costs, net	4,205	4,376
Derivative financial instruments - commodity derivatives	662	482
Goodwill	163,155	163,155

Total assets	$670,710	$661,414

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$48,927	$54,762
Revenues and royalties payable	105,995	120,845
Accrued interest payable	6,575	4,701
Current portion of asset retirement obligations	344	344
Income taxes payable	—	—
Derivative financial instruments - commodity derivatives	9,376	27,711
Current maturities of long-term debt	50,000	50,000

Total current liabilities	221,217	258,363

Long-term debt	1,142,782	1,258,538
Deferred income taxes	3,830	2,802
Derivative financial instruments - commodity derivatives	—	464
Derivative financial instruments - common share warrants	155,136	—
Asset retirement obligations and other long-term liabilities	13,188	13,153
Shareholders’ equity:
Common shares, $0.001 par value; 780,000,000 authorized shares; 284,006,891 shares issued and 283,412,228 shares outstanding at March 31, 2017; 283,568,268 shares issued and 282,973,605 shares outstanding at December 31, 2016	284	284
Additional paid-in capital	3,536,085	3,537,815
Accumulated deficit	(4,394,180)	(4,402,373)
Treasury shares, at cost; 594,663 shares at March 31, 2017 and December 31, 2016	(7,632)	(7,632)

Total shareholders’ equity	(865,443)	(871,906)

Total liabilities and shareholders’ equity	$670,710	$661,414

Attachment	Statements	Company	Period
2	Condensed Consolidated Statements Of Operations (Unaudited)	EXCO Resources, Inc.	3/31/2017

	Three Months Ended
(in thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016
Revenues:
Oil and natural gas	$69,356	$71,917	$51,649
Purchased natural gas and marketing	7,173	7,017	4,441

Total revenues	76,529	78,934	56,090
Costs and expenses:
Oil and natural gas operating costs	8,498	8,774	9,478
Production and ad valorem taxes	3,435	2,072	4,640
Gathering and transportation	27,353	26,632	25,105
Purchased natural gas	6,452	6,284	5,966
Depletion, depreciation and amortization	11,508	11,987	29,001
Impairment of oil and natural gas properties	—	—	134,599
Accretion of discount on asset retirement obligations	212	204	912
General and administrative	4,415	10,074	10,897
Other operating items	1,069	303	190

Total costs and expenses	62,942	66,330	220,788

Operating income (loss)	13,587	12,604	(164,698)
Other income (expense):
Interest expense, net	(19,952)	(16,252)	(19,257)
Gain (loss) on derivative financial instruments - commodity derivatives	15,533	(22,505)	16,591
Gain on derivative financial instruments - common share warrants	6,004	—	—
Gain (loss) on restructuring and extinguishment of debt	(6,272)	83	45,114
Other income	4	6	12
Equity income (loss)	317	(7,608)	(7,910)

Total other income (expense)	(4,366)	(46,276)	34,550

Income (loss) before income taxes	9,221	(33,672)	(130,148)
Income tax expense	1,028	1,027	—

Net income (loss)	$8,193	$(34,699)	$(130,148)

Earnings (loss) per common share:
Basic:
Net income (loss)	$0.03	$(0.12)	$(0.47)

Weighted average common shares outstanding	280,727	280,119	278,357

Diluted:
Net income (loss)	$0.03	$(0.12)	$(0.47)

Weighted average common shares and common share equivalents outstanding	281,078	280,119	278,357

Attachment	Statements	Company	Period
3	Condensed Consolidated Statements Of Cash Flows (Unaudited)	EXCO Resources, Inc.	3/31/2017

	Three Months Ended March 31,
(in thousands)	2017	2016
Operating Activities:
Net income (loss)	$8,193	$(130,148)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense	1,028	—
Depletion, depreciation and amortization	11,508	29,001
Equity-based compensation	(2,382)	3,813
Accretion of discount on asset retirement obligations	212	912
Impairment of oil and natural gas properties	—	134,599
(Gain) loss from equity investments	(317)	7,910
Gain on derivative financial instruments - commodity derivatives	(15,533)	(16,591)
Cash receipts (payments) of commodity derivative financial instruments	(4,459)	16,790
Gain on derivative financial instruments - common share warrants	(6,004)	—
Amortization of deferred financing costs and discount on debt issuance	4,402	3,121
Other non-operating items	(21)	(20)
(Gain) loss on restructuring and extinguishment of debt	6,272	(45,114)
Effect of changes in:
Restricted cash with related party	—	(1,201)
Accounts receivable	24,431	38,295
Other current assets	772	(102)
Accounts payable and other liabilities	(22,906)	(13,284)

Net cash provided by operating activities	5,196	27,981

Investing Activities:
Additions to oil and natural gas properties, gathering assets and equipment	(11,857)	(32,486)
Restricted cash	(4,445)	(5,184)
Net changes in amounts due to joint ventures	(3,723)	1,001

Net cash used in investing activities	(20,025)	(36,669)

Financing Activities:
Borrowings under EXCO Resources Credit Agreement	25,000	297,897
Repayments under EXCO Resources Credit Agreement	(253,592)	(232,397)
Proceeds received from issuance of 1.5 Lien Notes, net	295,530	—
Payments on Exchange Term Loan	(10,512)	(12,639)
Repurchases of senior unsecured notes	—	(7,863)
Debt financing costs and other	(18,636)	(2,341)

Net cash provided by financing activities	37,790	42,657

Net increase in cash	22,961	33,969
Cash at beginning of period	9,068	12,247

Cash at end of period	$32,029	$46,216

Supplemental Cash Flow Information:
Cash interest payments	$14,778	$15,583

Income tax payments	—	—

Supplemental non-cash investing and financing activities:
Capitalized equity-based compensation	$356	$260
Capitalized interest	1,290	1,339

Attachment	Statements	Company	Period
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations (Unaudited)	EXCO Resources, Inc.	3/31/2017

	Three Months Ended
(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Net income (loss)	$8,193	$(34,699)	$(130,148)
Interest expense	19,952	16,252	19,257
Income tax expense	1,028	1,027	—
Depletion, depreciation and amortization	11,508	11,987	29,001

EBITDA (1)	$40,681	$(5,433)	$(81,890)
Accretion of discount on asset retirement obligations	212	204	912
Impairment of oil and natural gas properties	—	—	134,599
Other items impacting comparability	—	—	402
(Gain) loss on restructuring and extinguishment of debt	6,272	(83)	(45,114)
Equity (income) loss	(317)	7,608	7,910
Gain (loss) on derivative financial instruments - commodity derivatives	(15,533)	22,505	(16,591)
Cash receipts (payments) of commodity derivative financial instruments	(4,459)	1,052	16,790
Gain on derivative financial instruments - common share warrants	(6,004)	—	—
Equity-based compensation	(2,382)	220	3,813

Adjusted EBITDA (1)	$18,470	$26,073	$20,831
Interest expense	(19,952)	(16,252)	(19,257)
Current income tax expense	—	—	—
Amortization of deferred financing costs and discount	4,402	2,006	3,121
Other operating items impacting comparability and non-operating items	(21)	5	(422)
Changes in working capital	2,297	(8,506)	23,708

Net cash provided by operating activities	$5,196	$3,326	$27,981

	Three Months Ended
(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Cash flow from operations, GAAP	$5,196	$3,326	$27,981
Net change in working capital	(2,297)	8,506	(23,708)
Other operating items impacting comparability	—	—	402

Adjusted operating cash flow, non-GAAP measure (2)	$2,899	$11,832	$4,675

	Three Months Ended
(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Cash flow from operations, GAAP	$5,196	$3,326	$27,981
Less: Additions to oil and natural gas properties, gathering assets and equipment	(11,857)	(8,938)	(32,486)

Free cash flow, non-GAAP measure (3)	$(6,661)	$(5,612)	$(4,505)

(1)	Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) represents net income (loss) adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments, non-cash impairments of assets, equity-based compensation, income or losses from equity investments and other operating items impacting comparability.

EXCO has presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, similar measures are used in covenant calculations required under the Credit Agreement, the indenture governing the 1.5 Lien Notes, the indenture governing the 2018 Notes, the indenture governing the 2022 Notes and the term loan credit agreement governing the 1.75 Lien Term Loans. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to the Company. EXCO’s computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in the Company’s computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of the Company’s operating, investing and financing activities. As such, investors are encouraged not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures. The calculation of EBITDA and Adjusted EBITDA as presented herein differ in certain respects from the calculation of comparable measures in the Credit Agreement, the indentures and the term loan credit agreements.

(2)	Adjusted operating cash flow is presented because the Company believes it is a useful financial indicator for companies in its industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends. Adjusted operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. Other operating items impacting comparability have been excluded as they do not reflect the Company’s on-going operating activities.
(3)	Free cash flow is cash flow from operating activities less capital expenditures. This non-GAAP measure is used predominantly as a forecasting tool to estimate cash available to fund indebtedness and other investments.

Attachment	Statements	Company	Period
5	GAAP Net Income (Loss) and Adjusted Net Loss Reconciliations (Unaudited)	EXCO Resources, Inc.	3/31/2017

	Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share	Amount	Per share
Net income (loss), GAAP	$8,193		$(34,699)		$(130,148)
Adjustments:
(Gain) loss on derivative financial instruments - commodity derivatives	(15,533)		22,505		(16,591)
Cash receipts (payments) of commodity derivative financial instruments	(4,459)		1,052		16,790
Gain on derivative financial instruments - common share warrants	(6,004)		—		—
(Gain) loss on restructuring and extinguishment of debt	6,272		(83)		(45,114)
Impairment of oil and natural gas properties	—		—		134,599
Adjustments included in equity loss	—		6,810		7,866
Other items impacting comparability	—		—		402
Deferred finance cost amortization acceleration	1,855		228		1,013
Income taxes on above adjustments (1)	7,148		(12,205)		(39,586)
Adjustment to deferred tax asset valuation allowance (2)	(2,661)		14,496		52,059

Total adjustments, net of taxes	(13,382)		32,803		111,438

Adjusted net loss (5)	$(5,189)		$(1,896)		$(18,710)

Net income (loss), GAAP (3)	$8,193	$0.03	$(34,699)	$(0.12)	$(130,148)	$(0.47)
Adjustments shown above (3)	(13,382)	(0.05)	32,803	0.12	111,438	0.40
Dilution attributable to equity-based payments (4)	—	—	—	—	—	—

Adjusted net loss (5)	$(5,189)	$(0.02)	$(1,896)	$—	$(18,710)	$(0.07)

Common shares and equivalents used for net income (loss) per share:
Weighted average common shares outstanding	280,727		280,119		278,357
Dilutive stock options	—		—		—
Dilutive restricted shares and restricted share units	—		—		—
Dilutive warrants	—		—		—

Shares used to compute diluted loss per share for adjusted net loss	280,727		280,119		278,357

(1)	The assumed income tax rate is 40% for all periods.
(2)	Deferred tax valuation allowance has been adjusted to reflect the assumed income tax rate of 40% for all periods.
(3)	Per share amounts are based on weighted average number of common shares outstanding.
(4)	Represents dilution per share attributable to common share equivalents from in-the-money stock options and warrants, dilutive restricted shares and diluted restricted share units calculated in accordance with the treasury stock method.
(5)	Adjusted net loss, a non-GAAP measure, includes adjustments for gains or losses from asset sales, non-cash changes in the fair value of derivative financial instruments, non-cash impairments and other items typically not included by securities analysts in published estimates. Adjusted net loss is a useful metric in evaluating the Company’s performance and facilitating comparisons with its peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies.

Attachment	Statements	Company	Period
6	Other Non-GAAP Financial Measures (Unaudited)	EXCO Resources, Inc.	3/31/2017

Adjusted general and administrative expenses

The Company believes this non-GAAP measure is used by investors, analysts and management for valuations, peer comparisons and other recommendations. The exclusion of equity-based compensation is important to users that are evaluating the impact of the Company’s cash-based general and administrative costs on its credit metrics and ability to service its indebtedness. In addition, the exclusion of cash-based costs, such as restructuring and severance, assists in the comparability between periods and similar measures are used in debt covenant calculations required under certain of the Company’s debt agreements. Restructuring costs include legal and advisory costs incurred in connection with the Company’s strategic initiatives focused on restructuring its balance sheet and gathering and transportation contracts, and severance costs relate primarily to the Company’s reductions in workforce.

	Three Months Ended
(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
General and administrative, GAAP	$4,415	$10,074	$10,897
Less: Equity-based compensation	2,382	(220)	(3,813)
Less: Restructuring and severance costs	(775)	(3,936)	1,489

Adjusted general and administrative, non-GAAP measure	$6,022	$5,918	$8,573